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                                                                   EXHIBIT 99.04

                               SEVERANCE AGREEMENT

         THIS AGREEMENT is entered into as of March 24, 2003 (the "Effective Date"), by and between CHRISTINE M. MARX (the "Employee") and THE ST. JOE Company, a Florida corporation (the "Company").

1.       TERM OF AGREEMENT

         This Agreement shall become effective on the Effective Date and, except to the extent provided in Section 9.6, shall terminate five (5) years after the Effective Date; provided, however, that if a Qualifying Termination of Employment occurs prior to the expiration of such five
         (5) year period, this Agreement shall remain in effect until the Company has met all of its obligations hereunder.

2.       DEFINITIONS

         2.1. Cause means negligence, misconduct, a material breach of this Agreement, conviction following final disposition of any available appeal of a felony, or pleading guilty or no contest to a felony.

         2.2 Change in Control means the occurrence of any of the following events after the date of this Agreement:

                  a) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization if 50% or more of the combined voting power, directly or indirectly, of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization;

                  b) The sale, transfer, exchange or other disposition of all or substantially all of the Company's assets;

                  c)       The liquidation or dissolution of the Company; or

                  d) Any transaction as a result of which any person is the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing 25% or more of the total voting power represented by the Company's then outstanding voting securities. For purposes of this Paragraph, the term "person" shall have the same meaning as when used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan


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                           of the Company or a parent or subsidiary of the
                           Company, (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company, (3) the Alfred I. duPont Testamentary Trust, and (4) the Nemours Foundation.

                  A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction. Furthermore, the Company's purchase of Company stock from the Alfred I. duPont Testamentary Trust shall in no event be deemed to result in a Change in Control.

         2.3 Continuation Period means the period commencing on the date of the Employee's Qualifying Termination of Employment and ending on the earlier of:

                  a) The date thirty-six (36) months after the Qualifying Termination of Employment; or

                  b)       The date of the Employee's death.

         2.4 Disability means the Employee's disability which constitutes a long-term disability under the Company's long-term disability plan then in effect.

         2.5      Good Reason means

                  a) The Employee has experienced a demotion in title with the Company from that in effect immediately prior to the Change in Control which demotion results in a substantial and material reduction in duties or responsibilities with the Company, except that placement in any meaningful transition role for a period of up to one (1) year following a Change in Control shall not constitute Good Reason;

                  b) The Employee has incurred a 10% or more reduction in his total compensation as an employee of the Company (consisting of annual base salary and target bonus percentage);

                  c) The Employee has been notified that his principal place of work as an employee of the Company will be relocated, without his permission, by more than fifty
                           (50) miles; or

                  d)       A successor to the Company fails to comply with
                           Section 10.1.

                  A termination of employment by the Employee for one of the reasons set forth above shall not be deemed a termination for Good Reason unless, within the six


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                  (6) month period immediately following the occurrence of such
                  Good Reason event, the Employee has given written notice to the Company specifying the event or events relied upon for such termination and the Company has not remedied such event or events within sixty (60) days of the receipt of such notice.

                  The Company and the Employee, upon mutual written agreement, may waive any of the foregoing provisions with respect to an event that otherwise would constitute Good Reason.

         2.6. Qualifying Termination of Employment means a termination of the Employee's employment under any of the following circumstances:

                  a) The Employee resigns for Good Reason (as that term is defined in Section 2.5); or

                  b) The Company terminates the Employee's employment for any reason other than Cause (as that term is defined in Section 2.1), death or Disability (as that term is defined in Section 2.4).

                  The determination of whether the Employee's employment has terminated shall be made without regard to whether the Employee continues to provide services to the Company as a member of its Board of Directors or otherwise in the capacity of an independent contractor. A transfer of the Employee's employment from the Company to a successor of the Company shall not be considered a termination of employment if such successor complies with the requirements of Section 10.1.

3.       AMOUNT OF SEVERANCE PAY

         Within thirty (30) business days after a Qualifying Termination of Employment, the Company shall pay the Employee as follows:

         3.1 If the Qualifying Termination of Employment occurs within the first twenty-four (24) months after the occurrence of a Change in Control, a lump sum equal to the product of two (2) times the sum of:

                  a) The Employee's base salary at the greater of (1) the annual rate in effect on the date when the Qualifying Termination of Employment is effective, or (2) the annual rate in effect on the date of the Change in Control; plus

                  b) The Employee's annual target bonus amount for the most recent year completed prior to the date when the Qualifying Termination of Employment is effective.

         3.2 If the Qualifying Termination of Employment does not meet the requirements of Section 3.1 above, a lump sum equal to the product of one (1) times the sum of:


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                  a)       The Employee's base salary at the annual rate in
                           effect on the date when the Qualifying Termination of Employment is effective; plus

                  b) The Employee's annual target bonus amount for the most recent year completed prior to the date when the Qualifying Termination of Employment is effective.

                  For purposes of determining the Employee's annual base salary and annual target bonus under Sections 3.1 and 3.2 above, any reduction in annual base salary or annual target bonus that would constitute Good Reason under this Agreement shall be deemed not to have occurred.

4.       GROUP INSURANCE AND OUTPLACEMENT SERVICES

         4.1 Group Insurance. In the event of a Qualifying Termination of Employment, during the Continuation Period the Employee (and, where applicable, the Employee's dependents) shall be entitled to medical and dental benefits under the Company's welfare benefit plans (as that term is defined in Subsection 3(1) of the Employee Retirement Income Security Act of 1974, as amended) other than the Company's retiree medical plan, as if the Employee were still employed during such period. Such medical and dental benefits shall be provided at the same level and at the same after-tax cost to the Employee as is generally available to similar Company executives. The Employee's salary, for purposes of such plans, shall be determined using the method set forth in Section 3.1 or 3.2, whichever is applicable. To the extent the Company is unable or does not wish to cover the Employee under its plans during the Continuation Period, the Company shall provide the Employee with substantially equivalent benefits on an individual basis at no additional after-tax cost to the Employee. The foregoing notwithstanding, in the event the Employee becomes eligible for comparable insurance coverage in connection with new employment, the coverage provided by the Company under this Section shall terminate immediately. Any medical or dental coverage provided pursuant to this Section shall be applied, to the extent permitted by law, to reduce the Company's group health continuation coverage responsibilities under the Consolidated Omnibus Budget Reconciliation Act of 1985.

         4.2 Outplacement Services. In the event of a Qualifying Termination of Employment, the Employee shall be entitled to senior executive level outplacement services at the Company's expense. Such services shall be provided by a firm selected by the Employee from a list compiled by the Company.


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5.       EXCISE TAXES

         5.1 No Gross-Up Payment. In the event it shall be determined by an Accounting Firm (within the meaning of Section 5.2 below) that any payment or distribution by the Company to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (or any successor thereto) or comparable state or local tax or any interest or penalties with respect to such excise tax or comparable state or local tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the amount of the Payment due to the Employee shall be reduced (but not below zero) to the extent necessary that no portion thereof shall be subject to the Excise Tax and no gross-up payment shall be made. If the Accounting Firm determines that the total Payments are to be reduced under the preceding sentence, then the Company shall promptly give the Employee notice to that effect and a copy of the detailed calculation thereof. The Employee may then elect, in the Employee's sole discretion, which and how much of the total Payments are to be eliminated or reduced (as long as after such election no Excise Tax will be payable) and shall advise the Company in writing of the Employee's election within ten (10) days of receipt of notice. If no such election is made by the Employee within such ten (10) day period, then the Company may elect which and how much of the total Payments are to be eliminated or reduced (as long as after such election, no Excise Tax will be payable) and shall notify the Employee promptly of such election. No additional payments by the Company or return of payments by the Employee shall be required or made if a late determination based on case law, an IRS holding, or otherwise, would result in a recalculation of the Excise Tax implications.

         5.2 Determination by Accountant. All determinations and calculations required to be made under this Section shall be made by an independent accounting firm selected by the Company from among the largest six accounting firms in the United States (the "Accounting Firm"), which shall provide its determination (the "Determination"), together with detailed supporting calculations both to the Company and the Employee within fourteen (14) days of the Qualifying Termination of Employment. Any Determination by the Accounting Firm shall be binding upon the Company and the Employee, absent manifest error.


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6.       TERMINATION UPON DEATH

         In the event of the Employee's death prior to termination of employment, this Agreement shall terminate and the Company shall only be obligated to (a) pay to the Employee's estate or legal representative the annual base salary to the extent earned by the Employee prior to the Employee's death, and (b) pay any other benefits to the extent required by the Company's retirement and benefits plans. The Company may, however, pay the estate or legal representative a bonus that the Employee has earned prior to his death. After making such payment(s) and providing such benefits, the Company shall have no further obligations under this Agreement. If the Employee dies after termination of employment but before receiving all payments to which he has become entitled hereunder, payment shall be made to the estate of Employee.

7.       DISABILITY

         In the event of the Employee's Disability (as defined in Section 2.4), the Company shall have the right, at its option, to terminate the Employee's employment. Unless and until so terminated, during any period of Disability during which the Employee is unable to perform the services required of him, the Employee's salary shall be payable to the extent of, and subject to, the Company's policies and practices then in effect with regard to sick leave and disability benefits. In the event of the Employee's termination due to the Employee's Disability, the Company shall only be obligated to (a) pay to the Employee or his personal representative the Employee's annual base salary to the extent earned by the Employee prior to the termination of employment, (b) pay any disability benefits as provided under the Company's long-term disability plan then in effect, and (c) pay any other benefits to the extent required by the Company's retirement and benefits plans. After making such payment(s) and providing such benefits, the Company shall have no further obligations under this Agreement; provided, however, that nothing contained in this Section shall restrict the Employee's eligibility to receive disability and other related benefits offered pursuant to the Company's plans, policies, or programs.

8.       TERMINATION FOR CAUSE OR WITHOUT GOOD REASON.

         In the event that the Company terminates the Employee's employment for Cause (as defined in Section 2.1) or the Employee terminates his employment without Good Reason (as defined in Section 2.5), the Company shall only be obligated to pay to the Employee the Employee's annual base salary to the extent earned by the Employee prior to the termination of employment. After making such payment, the Company shall have no further obligations under this Agreement.

9        RESTRICTIVE COVENANTS

         9.1 Confidential Information. During the period of his employment, the Employee shall hold in a fiduciary capacity for the benefit of the Company and its affiliates all trade secrets, proprietary or confidential information, knowledge or data


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                  relating to the Company, its affiliates, and/or their
                  respective businesses, which shall have been obtained by the Employee. Trade secret information includes, but is not limited to, customer lists, pricing information, sales reports, financial and marketing data, reserves estimation processes or procedures, techniques, or processes that: (a) derive independent economic value, actual or potential, from not being generally known to the public or to persons who can obtain economic value from their disclosure or use, and (b) are the subject of reasonable efforts under the circumstances to maintain their secrecy. After termination of the Employee's employment with the Company, Employee shall not, without the prior written consent of the Company, use, communicate or divulge any such information, knowledge or data to anyone at any time.

         9.2 Solicitation of Customers by the Employee. Unless waived in writing by the Company, the Employee agrees that he will not, directly or indirectly, during the course of employment and for two (2) years after termination of his employment, solicit the trade or patronage of any of the customers of the Company or its affiliates, regardless of the location of such customers with respect to any services, products, or other matters in which the Company or its affiliates are active.

         9.3 Solicitation of Company Employees. Unless waived in writing by the Company, the Employee further agrees that he will not, directly or indirectly, during the course of employment and for two (2) years after termination of his employment, solicit or attempt to entice away from the Company or its affiliates any director, agent or employee of the Company or its affiliates.

         9.4 Return of Property. Upon termination of the employment period, the Employee will surrender to the Company all property belonging to the Company or its affiliates.

         9.5 Compliance with Business Ethics and Conflict of Interest Policy. During the Employee's employment with the Company, the Employee shall comply in all respects with the Company's Business Ethics and Conflict of Interest Policy attached hereto as exhibit "A," and as may be amended from time to time.

         9.6      Survival; Injunctive Relief. The Employee agrees that Sections
                  9.1 through 9.5 shall survive the termination of this Agreement and the period of his employment hereunder. The Employee acknowledges that the Company and its affiliates have no adequate remedy at law and would be irreparably harmed if Employee breaches or threatens to breach any of the provisions of this Section and, therefore, agrees that the Company and its affiliates shall be entitled to injunctive relief to prevent any such breach or threatened breach thereof and to specific performance of the terms of this Section (in addition to any other legal or equitable remedy the Company or the affiliate may have). The Employee further agrees that the Employee shall not, in any equity proceeding relating to the enforcement of this Section, raise the defense that the Company or the affiliate has an adequate


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                  remedy at law. Nothing in this Agreement shall be construed as prohibiting the Company or any affiliate from pursuing any other remedies at law or in equity that it may have under and in respect of this Agreement or any other agreement.

10.      SUCCESSORS

         10.1 Company's Successors. The Company shall require any successor (whether direct or indirect by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business or assets, by an agreement in substance and form satisfactory to the Employee, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the business or assets of the Company which executes and delivers the assumption agreement described in this Section 10.1 or which becomes bound by this Agreement by operation of law.

         10.2 Employee's Successors. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

11.      LIQUIDATED DAMAGES

         The payments and benefits provided in this Agreement are intended to be liquidated damages for a termination of the Employee's employment by the Company or for the actions of the Company and its affiliates leading to a termination of the Employee's employment by the Employee for Good Reason, and shall be the sole and exclusive remedy therefor.

12.      RELEASE

         Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit under this Agreement, the Employee shall have executed a complete release of the Company and its successors, affiliates and related parties in such form as is reasonably acceptable to both parties and any waiting periods contained in such release shall have expired.

13.      MISCELLANEOUS PROVISIONS

         13.1 Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to the Employee at the home address that the Employee most


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                  recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

         13.2 Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

         13.3 Other Agreements; Amendment. This Agreement does not supersede the Employee's employment agreement (if any) or any stock option, restricted stock or other equity-based incentive compensation agreement between the Employee and the Company, except to the extent that the benefits provided by this Agreement are greater than the severance pay and similar benefits provided by such agreements. In no event shall the Employee be entitled to severance pay both under this Agreement and under any employment agreement following a termination of employment. This Agreement may be amended only in writing, by an instrument executed by both parties.

         13.4 No Setoff; Withholding Taxes. There shall be no right of setoff or counterclaim, with respect to any claim, debt or obligation, against payments to the Employee under this Agreement. All payments made or benefits provided under this Agreement shall be subject to reduction to reflect taxes required to be withheld by law. The payments received under this Agreement shall be in lieu of, and not in addition to, any payments or benefits received in connection with the Company's general severance policy then in effect. Should any payment be made or benefits be provided under any such severance policy, the payments and benefits provided hereunder shall be correspondingly reduced by such payments and/or benefits.

         13.5 Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida, except its choice-of-law provisions.

         13.6 Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

         13.7 Arbitration of Disputes and Related Claims. Any good faith dispute or controversy arising under or in connection with this Agreement shall be settled by binding arbitration, which shall be the sole and exclusive method of resolving any questions, claims or other matters arising under this Agreement or, to the extent permitted by applicable law, any claim that the Company has in any way violated


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                  the non-discrimination and/or other provisions of Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act; the Family and Medical Leave Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; and, in general, any federal law or state laws. Such proceeding shall be conducted in Jacksonville, Florida, by final and binding arbitration before a panel of one or more arbitrators in accordance with the laws and rules of the American Arbitration Association in effect at the time the arbitration is commenced, and as subsequently amended while the arbitration is pending, and under the administration of the American Arbitration Association. The Federal and state courts located in the United States of America are hereby given jurisdiction to render judgment upon, and to enforce, each arbitration award, and the parties hereby expressly consent and submit to the jurisdiction of such courts. Notwithstanding the foregoing, in the event that a violation of this Agreement would cause irreparable injury, the Company and the Employee agree that in addition to the other rights and remedies provided in this Agreement (and without waiving their rights to have all other matters arbitrated as provided above) the other party may immediately take judicial action to obtain injunctive relief.

         13.8 Legal Fees. In the event of any controversy or claim arising out of or relating to this Agreement, or the breach thereof, the Company shall pay (on an as-incurred basis) the reasonable fees and costs of the Employee's attorneys attributable to such controversy or claim (the "Legal Fees"); provided that, the Employee shall reimburse the Company for all such Legal Fees if the Employee does not prevail on at least one material issue arising in such controversy or claim.

         13.9 Not Compensation for Other Plans. The amounts paid and benefits provided hereunder are not to be considered compensation, earnings or wages for purposes of any employee benefit plan of the Company or its successors, affiliates, or related parties, including but not limited to the SERP, DCAP, and qualified retirement plans.

         13.10 No Assignment. Except to the extent provided in Section 10, the rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Section shall be void.


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PLEASE READ CAREFULLY. BY SIGNING BELOW, EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE
HAS READ, AND HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY BEFORE SIGNING, THIS AGREEMENT.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EMPLOYEE                                             THE ST. JOE COMPANY



By /s/ Christine M. Marx                By /s/ Rachelle Gottlieb
  -----------------------------           -------------------------------

Title General Counsel                   Title  Vice President
  -----------------------------              ----------------------------

Date March 24, 2003                     Date  March 24, 2003
    ---------------------------             -----------------------------


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